EXHIBIT 11


                      INTERCELL CORPORATION AND SUBSIDIRIES
                        COMPUTATION OF NET LOSS PER SHARE

                                                                   Years ended September 30,
                                                                     1999            1998
                                                                    ------          ------

Net loss                                                         $(3,293,000)   $(9,493,000)

Deemed dividends on Series B,C, and D preferred stock
  relating to in-the-money conversion terms                       (   57,000)    (   57,000)
Accrued dividends on Series D preferred stock                     (  150,000)    (  113,000)
Accretion on Series B and C preferred stock                       (  101,000)    (  123,000)
                                                                   ---------      ---------

Net loss applicable to common shareholders                       $(3,601,000)   $(9,786,000)
                                                                   =========      =========

Weighted average number of common shares outstanding.             45,274,227     33,992,163

Common equivalent shares representing shares issuable
  upon exercise of outstanding options and warrants                      -              -
                                                                  ----------     ----------

                                                                  45,274,227     33,992,163
                                                                  ==========     ==========

Basic and diluted loss per share applicable
  to common shareholders:
    Loss from continuing operations                              $(     0.08)  $(      0.16)
    Loss from discontinued operations                             (     0.00)   (      0.13)
                                                                   ---------     ----------

Basic and diluted loss per common share                          $(     0.08)  $(      0.29)
                                                                   =========     ==========



* No impact to weighted average number of shares as the inclusion of additional shares assuming the exercise of outstanding options and warrants would have been antidilutive.

Diluted and supplemental net loss per share is not presented as the amounts are not dilutively or incrementally different from basic net loss per share amounts.